SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number: 0-29581
                          ----------------------------

                                Media City Corp.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                               1 Place Ville Marie
                                   Suite 2821
                           Montreal, Canada PQ H3B 4R4
                                  514-940-7587
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                        TELEFFICIENCY HOLDING CORPORATION
                            -------------------------
                           (former name of registrant)

                 Class A Voting and Participating Common Stock,
                                par value $.0001
                ------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      none
                ------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [X]          Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(1)(ii) [ ]          Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(i)  [ ]          Rule 12h-3(b)(2)(ii) [ ]
         Rule 12g-4(a)(2)(ii) [ ]          Rule 15d-6           [ ]
         Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 62 shareholders of record as of October 10, 2007

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     Pursuant to the requirements of the Securities Exchange Act of 1934, MEDIA
CITY CORP. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: October 10, 2007
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                                            BY:  /s/  Raphael Huppe
                                               --------------------------------
                                                      Raphael Huppe, President